Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-8
(Form Type)

First Carolina Financial Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Fees to be Paid	Equity	Common stock reserved for issuance under the First Carolina Financial Services, Inc. 2025 Equity Incentive Plan	Rule 457(h)	1,496,000	$16.00	$23,936,000	0.00013810	$3,305.57
Total Offering Amounts							$23,936,000		$3,305.57
Total Fee Offsets									—
Net Fee Due									$3,305.57

1
1a.
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of common stock, par value $0.50 per share (“Common Stock”) of First Carolina Financial Services, Inc. (the “Registrant”) that may be offered and issued to prevent dilution resulting from stock splits, stock distributions, recapitalizations or other similar transactions.

	1b.	Represents shares of Common Stock reserved for issuance under the First Carolina Financial Services, Inc’s 2025 Equity Incentive Plan as of the date of this Registration Statement.
1c.
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The fee is based on a price of $16.00 per share of Common Stock, which is the high-point of the estimated price range per share of Common Stock for the Registrant’s initial public offering of Common Stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333- 261084731).